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                                                                      EXHIBIT 11

                      ANNUITY AND LIFE RE (HOLDINGS), LTD.
            STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE
                                   UNAUDITED
         (EXPRESSED IN UNITED STATES DOLLARS EXCEPT FOR SHARE AMOUNTS)

                                        3 MONTHS ENDED SEPTEMBER 30     9 MONTHS ENDED SEPTEMBER 30
                                        ----------------------------    ----------------------------
                                            2000            1999            2000            1999
                                        ------------    ------------    ------------    ------------
Net Income............................  $10,900,901     $ 8,715,060     $26,536,962     $25,943,583
Net average number of common shares
  outstanding.........................   25,499,999      25,499,999      25,499,999      25,499,999
Weighted average number of common
  shares outstanding including shares
  issuable from exercise of options
  and warrants........................   27,419,525      27,218,541      27,383,590      27,177,007
Earnings per share....................  $      0.43     $      0.34     $      1.04     $      1.02
Earnings per share assuming
  dilution............................  $      0.40     $      0.32     $      0.97     $      0.95

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